Filed Pursuant to Rule 424(b)(5)

Registration No. 333-288778

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 29, 2025

(To the Prospectus dated August 28, 2025)

Hyperscale Data, Inc.

Up to $125 million of

Class A Common Stock

This prospectus supplement cancels and supersedes our prospectus supplement, dated August 29, 2025, related to the At-The-Market Issuance Sales Agreement, dated August 29, 2025, with Wilson-Davis & Co., Inc. (the “Sales Agreement”), as previously disclosed in our Form 8-K filed with the Securities and Exchange Commission on August 29, 2025, and should be read together with the accompanying prospectus dated August 28, 2025.

Between August 29, 2025, the date of the Sales Agreement, and November 4, 2025, we sold an aggregate of 255,490,454 shares of our Class A Common Stock (“Common Stock”) for aggregate gross proceeds of approximately $125 million. Effective November 4, 2025, we halted all future offers and sales of our Common Stock under the Sales Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2025.